SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Charles Schwab Corporation

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March 28, 2014

Dear Fellow Stockholders,

We cordially invite you to attend our 2014 Annual Meeting of Stockholders to be held on Thursday, May 15, 2014, at 2:00 p.m. Pacific Time. The annual meeting will be held at www.schwabevents.com/corporation, or you also may attend in person at 211 Main Street, San Francisco, California. Please follow the registration instructions as outlined in this proxy statement to attend the meeting either virtually via the internet or in person.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2013 and answer your questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	PRESIDENT AND CHIEF EXECUTIVE OFFICER

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PROXY SUMMARY

This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 15, 2014
Time:	2:00 p.m., Pacific Time
Location:	www.schwabevents.com/corporation or
211 Main Street, San Francisco, California
Record Date:	March 17, 2014
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.
Registration:	Please follow the advance registration instructions contained in the proxy statement on page 1.

VOTING PROPOSALS

	Board Recommendation	Page
Election of Directors
Frank C. Herringer	For	2
Stephen T. McLin	For	2
Roger O. Walther	For	2
Robert N. Wilson	For	2
Ratification of Independent Auditors	For	15
Advisory Approval of Named Executive Officer Compensation	For	18
Stockholder Proposal on Political Contributions	Against	53
Stockholder Proposal on Annual Disclosure of EEO-1 Data	Against	54
Stockholder Proposal on Accelerated Vesting upon a Change in Control	Against	57

DIRECTOR NOMINEES

We ask that you vote for the election of Frank C. Herringer, Stephen T. McLin, Roger O. Walther and Robert N. Wilson. The following table provides summary information on these nominees; complete biographical information is contained in the proxy statement.

Name	Age	Director Since	Occupation	Skills	Independent	Committees
Frank C. Herringer	71	1996	Chairman of the Board, Transamerica Corporation	Public company knowledge and leadership experience	X	Compensation Nominating

Stephen T. McLin	67	1988	Chairman and Chief Executive Officer, STM Holdings LLC	Financial services expertise and leadership experience	X	Nominating Risk

Roger O. Walther	78	1989	Chairman and Chief Executive Officer, Tusker Corporation	Public company knowledge, leadership and financial services industry experience	X	Compensation Nominating

Robert N. Wilson	73	2003	Chairman, Mevion Medical Systems, Inc.	Public company knowledge and leadership experience	X	Compensation Nominating Risk

INDEPENDENT AUDITORS

We ask that you ratify the appointment of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as “Deloitte”) as the company’s independent registered public accounting firm for the 2014 fiscal year. While the Audit Committee has the sole authority to retain the independent auditors, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the 2014 fiscal year.

Fees for services provided by Deloitte in the last two fiscal years were:

	2013	2012
	(amounts in millions)
Audit Fees	$6.5	$6.4

Audit-Related Fees	2.0	2.1

Tax Fees	0.1	0.1

All Other Fees	None	None

Total	$8.6	$8.6

EXECUTIVE COMPENSATION

We ask you to approve on an advisory basis the compensation of our named executive officers, i.e., the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated executive officers. The advisory approval of named executive officer compensation is required by federal law, and while the vote is not binding, the Compensation Committee considers the vote as part of its evaluation of executive compensation programs.

2013 Executive Compensation Highlights

In 2013, our management team continued to pursue its strategy of providing our clients – individual investors, registered investment advisors and employers – with advice and services to help them achieve their financial goals. This investment in clients combined with expense discipline resulted in record client assets of $2.25 trillion, a pre-tax profit margin of 31.4% and revenue growth of 11%.

The company’s compensation programs are designed to link pay to the long-term performance of the company. Key elements of compensation include:

Element	Form	Terms	Objectives

Base Salary	• Cash	• Reviewed annually	• Attract, motivate and retain executives

Annual Incentives	• Cash	• Subject to satisfaction of performance criteria	• Attract, motivate and retain executives • Reward executives for individual performance • Link pay with company financial performance

Long-Term Incentives	• Performance-based restricted stock units • Stock options • One-time cash long-term incentive program

• Restricted stock units vest 25% per year subject to satisfaction of performance criteria

• Stock options generally vest 25% per year and have a ten-year term

• Cash long-term incentive program has a cliff vesting after four years based on cumulative earnings per share

• Attract, motivate and retain executives • Reward executives for individual performance • Link pay with company financial performance • Align with long-term interests of stockholders

Financial performance in 2013 supported an annual cash incentive payout below the target award set for earnings per share (EPS), and the Compensation Committee approved funding at 89.7% of the target award for the named executive officers. The performance goal for performance-based restricted stock units (PBRSUs) granted in 2013 was based on return on common equity (ROCE) divided by cost of equity capital (COE) to align the executives’ interests with the long-term interests of stockholders. These units vest only if the performance goals are satisfied for the annual performance period.

Summary compensation information for the named executive officers in 2013 is contained in the following table. As discussed in the proxy statement, these amounts are presented in accordance with accounting assumptions and Securities and Exchange Commission rules, and the amount that the executive actually receives may vary substantially from what is reported in the equity columns of the table.

2013 SUMMARY COMPENSATION

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	1,000,000	5,044,527	3,250,000	3,363,750	68,211	12,726,488

Joseph R. Martinetto Chief Financial Officer	575,000	1,244,116	870,000	902,606	25,665	3,617,387

John S. Clendening Executive Vice President – Investor Services	520,833	1,164,116	750,000	700,781	23,832	3,159,562

James D. McCool Executive Vice President – Client Solutions	550,000	1,164,116	750,000	863,362	25,586	3,353,064

Charles R. Schwab Chairman	500,000	2,328,240	1,500,000	1,121,250	38,542	5,488,032

STOCKHOLDER PROPOSALS

There are stockholder proposals to vote on that are described in the proxy statement.

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

The 2014 Annual Meeting of Stockholders of The Charles Schwab Corporation will be held as a virtual event on Thursday, May 15, 2014, at 2:00 p.m. Pacific Time, at www.schwabevents.com/corporation. You also may attend in person at 211 Main Street, San Francisco, California. At the annual meeting, we will conduct the following items of business:

•	elect four directors for three-year terms,

•	vote to ratify the selection of independent auditors,

•	vote for the approval, on an advisory basis, of compensation of named executive officers,

•	vote on three stockholder proposals, and

•	consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 17, 2014 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 211 Main Street, San Francisco, California 94105.

By Order of the Board of Directors,

CARRIE E. DWYER
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 15, 2014. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at

www.aboutschwab.com.

Your Vote is Important

Please vote as promptly as possible by following the instructions on your proxy card or voting instruction form. If you plan to attend the meeting virtually via the internet or in person, you must register by following the instructions contained in the “Information about the Annual Meeting”

section of this proxy statement.

PROXY STATEMENT

The Board of Directors is sending these proxy materials to you on or about March 28, 2014. Stockholders who owned the company’s common stock at the close of business on March 17, 2014 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 1,300,456,608 shares of common stock outstanding on March 17, 2014.

INFORMATION ABOUT THE ANNUAL MEETING

How do I register for the annual meeting?

You must register in advance to attend the annual meeting virtually via the internet or in person. While you may watch the webcast without registering, you will not be able to access the area of the website where you can ask questions and vote.

To register to attend the annual meeting virtually via the internet or in person, please go to:

www.schwabevents.com/corporation.

You will be asked to provide your name, complete mailing address, email address and proof that you own Schwab shares (such as the Schwab account number in which you hold the shares, or the name of the broker and number of shares that you hold in an account outside of Schwab).

You also may write the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement or call the Assistant Corporate Secretary at (415) 667-9979 if you plan to attend the in-person meeting.

How may I vote shares at the annual meeting?

If you plan to vote at the annual meeting and your shares are held in “street name” (e.g., through a bank or broker), you will need a legal proxy to vote your shares at the annual meeting. You may obtain a legal proxy from your bank or broker. If you plan to vote at the virtual meeting, please send your legal proxy to our transfer agent, Wells Fargo Bank, N.A., by fax to (651) 450-4026 or email to wfssproxyteam@wellsfargo.com. If you plan to vote at the in-person meeting, please bring the legal proxy with you.

If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares.

How do I access the virtual annual meeting?

To access the virtual annual meeting, please go to:

www.schwabevents.com/corporation.

If you register in advance to attend the annual meeting, we will email you information on how to access the area of the virtual meeting where you will be able to submit questions and vote.

How do I attend the in-person meeting?

If you plan to attend the in-person meeting, in accordance with our security procedures, you will be asked to present picture identification to enter the meeting. Attendance at the annual meeting is limited to stockholders or one named representative of a stockholder. Seating is limited and, therefore, admission to the annual meeting is on a first-come, first-served basis. If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual must also be provided.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	Frank C. Herringer

•	Stephen T. McLin

•	Roger O. Walther

•	Robert N. Wilson

Each nominee is presently a director of the company and has consented to serve a three-year term. Biographical information about each of the nominees is contained in the following section.

MEMBERS OF THE BOARD OF DIRECTORS

NANCY H. BECHTLE

DIRECTOR SINCE 1992

Ms. Bechtle, age 76, served as President and Chief Executive Officer of the San Francisco Symphony from 1987 until 2001 and has served as a member of the San Francisco Symphony Board of Governors since 1984. She was a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, from 1979 to 1998. Ms. Bechtle has served as Chairman and a director of Sugar Bowl Corporation, a ski resort operator, since 1998. She was appointed a director of the Presidio Trust in 2008 and currently serves as its Chairman. She also served as a director of the National Park Foundation from 2002 until 2008 and was its Vice Chairman from 2005 until 2008. Ms. Bechtle’s term expires in 2015.

Ms. Bechtle brings leadership skills and financial experience to the board, having served as Chief Financial Officer of J.R. Bechtle & Co., Chairman of Sugar Bowl Corporation and Chief Executive Officer of the San Francisco Symphony. She has deep knowledge of the company and its business, having served on the board since 1992.

WALTER W. BETTINGER II

DIRECTOR SINCE 2008

Mr. Bettinger, age 53, has served as President and Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He also serves as a member of the Board of Directors of Charles Schwab Bank and Charles Schwab & Co., Inc., and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust, Laudus Institutional Trust, and Schwab Strategic Trust, all registered investment companies. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004 and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. Mr. Bettinger’s term expires in 2015.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing and operations. As Chief Executive Officer of the company, Mr. Bettinger works closely with the board in evaluating and enhancing the strategic position of the company.

C. PRESTON BUTCHER

DIRECTOR SINCE 1988

Mr. Butcher, age 75, has been Chairman and Chief Executive Officer of Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm, since 1998 and Chairman of the Board, Chief Executive Officer and Director of KBS Legacy Partners Apartment REIT, Inc., a real estate investment trust, since 2009. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998. He is a director of Northstar Realty Finance Corp. Mr. Butcher’s term expires in 2015.

Mr. Butcher brings leadership skills and experience in complex financial transactions to the board as Chairman and Chief Executive Officer of Legacy Partners. He has deep knowledge of the company and its business, having served on the board since 1988.

STEPHEN A. ELLIS

DIRECTOR SINCE 2012

Mr. Ellis, age 51, has served as Chief Executive Officer of Asurion, LLC, a provider of consumer technology protection services, since 2012. Prior to Asurion, Mr. Ellis served as Worldwide Managing Director of Bain & Company, a management consulting firm, from 2005 until 2012, and as Managing Partner for Bain’s West Coast offices from 1999 through 2004. Mr. Ellis joined Bain in 1993. Mr. Ellis’ term expires in 2016.

Mr. Ellis brings leadership skills and experience in global management consulting to the board, having served as Worldwide Managing Director of Bain & Company and Chief Executive Officer of Asurion, LLC.

MARK A. GOLDFARB

DIRECTOR SINCE 2012

Mr. Goldfarb, age 62, is a founder and a Senior Managing Director of SS&G, Inc., an independent accounting and business consulting firm. SS&G also provides services through its affiliates SS&G Parkland LLC, SS&G Healthcare Services LLC, SS&G Wealth Management LLC, and Paytime Integrated Payroll Solutions. He served on the Board of Trustees and as Chairman of the Audit Committee of Schwab Strategic Trust, a registered investment company, from 2009 until 2012. Mr. Goldfarb is also a past president of Cascade Capital Corporation. Mr. Goldfarb’s term expires in 2015.

Mr. Goldfarb brings financial and operational leadership experience to the board, having served as a founder and Senior Managing Director of SS&G. His financial expertise is critical for his role as Audit Committee Chairman.

FRANK C. HERRINGER

DIRECTOR SINCE 1996

Mr. Herringer, age 71, has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer is also a director of AEGON U.S. Corporation, the holding company for AEGON N.V.’s operations in the United States, Amgen Inc., a biotechnology company, Safeway, Inc., a food and drug retailer, and Cardax Pharmaceuticals, Inc., a biotechnology company. Mr. Herringer is a nominee for election this year.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contribute to his knowledge of the financial services industry. Mr. Herringer brings insights to the board from his service on other public company boards.

STEPHEN T. MCLIN

DIRECTOR SINCE 1988

Mr. McLin, age 67, has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice, since 1998. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, and parent of EurekaBank. Before that, he was an Executive Vice President of Bank of America. Mr. McLin is a nominee for election this year.

Mr. McLin brings leadership experience to the board, having served as Chief Executive Officer of America First Financial Corporation and having extensive knowledge of the financial services industry through his experience at STM Holdings LLC, America First Financial Corporation and Bank of America.

ARUN SARIN

DIRECTOR SINCE 2009

Mr. Sarin, age 59, served as Chief Executive Officer of Vodafone Group Plc, a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc., a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. From 2002 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom, a private equity firm. He served as a non-executive director of the Court of the Bank of England from 2005 until May 2009. He currently serves as senior advisor for KKR. Mr. Sarin is a director of Cisco Systems, Inc., a networking and communications technology company, and Safeway, Inc., a food and drug retailer. Mr. Sarin’s term expires in 2016.

Mr. Sarin brings public company knowledge and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch Communications, Inc. and Chief Executive Officer of Vodafone Group Plc. He brings insights to the board from his service on other public company boards.

CHARLES R. SCHWAB

DIRECTOR SINCE 1986

Mr. Schwab, age 76, has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank and Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust, all registered investment companies. Mr. Schwab’s term expires in 2016.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman since its inception. His vision continues to drive the company’s growth.

PAULA A. SNEED

DIRECTOR SINCE 2002

Ms. Sneed, age 66, is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company, from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of senior executive positions, including Chief Marketing Officer, Executive Vice President and President eCommerce division, Executive Vice President and President Desserts division, and Senior Vice President and President Food Service division. Ms. Sneed is a director of Airgas, Inc., a national distributor of industrial, medical and specialty gases and related equipment, and TE Connectivity, Ltd., a manufacturer of engineered electronic components, network solutions, wireless systems and telecommunications systems. Ms. Sneed’s term expires in 2016.

Ms. Sneed brings marketing skills and general management and executive leadership experience to the board, having served in a variety of senior executive positions at Kraft Foods, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to the board through her service on other public company boards.

ROGER O. WALTHER

DIRECTOR SINCE 1989

Mr. Walther, age 78, has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States and internationally of courses in English as a second language, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 to 1993. Mr. Walther served as Chairman and a director of First Republic Bank from 1985 until 2007. Mr. Walther is a nominee for election this year.

Mr. Walther brings public company knowledge, leadership, and financial services industry experience to the board, having served as Chairman and Chief Executive Officer of Tusker Corporation, Chairman and a director of First Republic Bank, Chief Executive Officer of ELS Educational Services, Inc. and Chief Executive Officer of AIFS, Inc.

ROBERT N. WILSON

DIRECTOR SINCE 2003

Mr. Wilson, age 73, is Chairman of Mevion Medical Systems, Inc. (formerly Still River Systems), a medical device company. Mr. Wilson was Chairman of Caxton Health Holdings, LLC, a healthcare-focused investment firm, from 2004 through 2007, and was Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of health care products, from 1989 until 2003. Mr. Wilson joined Johnson & Johnson in 1964. Mr. Wilson is also a director of Hess Corporation, an integrated oil and gas company, Synta Pharmaceuticals Corporation and VIVUS, Inc., both bio-pharmaceutical companies. Mr. Wilson is a nominee for election this year.

Mr. Wilson brings public company knowledge and leadership experience to the board, having served as Vice Chairman of Johnson & Johnson, Chairman of Mevion Medical Systems, and Chairman of Caxton Health Holdings. He brings insights to the board as a director of other public company boards.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with New York Stock Exchange corporate governance standards. To assist us in our determination, we also adopted general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and New York Stock Exchange corporate governance standards, we have determined that the following directors are independent: Nancy H. Bechtle, C. Preston Butcher, Stephen A. Ellis, Mark A. Goldfarb, Frank C. Herringer, Stephen T. McLin, Arun Sarin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson.

In determining independence, the Board of Directors considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as a director, as disclosed in the section “Director Compensation,” and are entitled to receive reimbursement for their expenses in traveling to and participating in board and committee meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features. As disclosed in the “Transactions with Related Persons” section of the proxy statement, director Stephen T. McLin’s son is employed by the company in a non-executive officer, non-managerial capacity.

In addition to the relationships outlined above, the board considered the following types of relationships for the following directors:

•	Nancy H. Bechtle: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	C. Preston Butcher: The director’s spouse serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Mark A. Goldfarb: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Frank C. Herringer: The director’s spouse serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Arun Sarin: The director serves as a director of a public company to which the company has made payments.

•	Paula A. Sneed: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

CORPORATE GOVERNANCE INFORMATION

Board Leadership

The Chairman of the Board is Charles R. Schwab. The Chairman and Chief Executive Officer roles are split, and Mr. Bettinger serves as Chief Executive Officer. The Chairman of the Board approves the agenda for board meetings and leads the board in its discussions. Mr. Schwab and Mr. Bettinger, as the only two management directors, do not participate in sessions of non-management directors. As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. The Chairman of the Nominating and Corporate Governance Committee presides over the executive sessions of non-management directors. Mr. Herringer, as Chairman of the Nominating and Corporate Governance Committee in 2013, led the non-management directors in executive session.

The board has four standing committees (Audit, Compensation, Nominating and Corporate Governance, and Risk) that are composed entirely of independent directors and are chaired by independent directors. Given the role and scope of authority of these committees, and that over 80% of the board is composed of independent directors, the board believes that its leadership structure, with the Chairman of the Board leading board discussions, and the Chairman of the Nominating and Corporate Governance Committee leading non-management executive sessions, is appropriate.

Risk Oversight

As part of its oversight functions, the Board of Directors is responsible for oversight of risk management at the company. The board has a Risk Committee, which assists the board in fulfilling its oversight responsibilities with respect to the company’s risk management program and provides reports to the board and the Audit Committee. The Audit Committee reviews reports from management and the Risk Committee concerning the company’s risk assessment and major risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee, as described in the Compensation Discussion and Analysis, separately reviews the compensation program with respect to incentives for risk-taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Form 10-K for the period ended December 31, 2013.

Board Structure and Committees

The authorized number of directors is currently twelve and the company has twelve directors. Four directors are nominees for election this year and eight directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held seven meetings in 2013. Each director attended at least 75% of all board and applicable committee meetings during 2013. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2013, all twelve directors attended the annual meeting.

We have an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. Each of these committees is composed entirely of “independent directors” as determined by the Board of Directors in accordance with its independence guidelines and New York Stock Exchange corporate governance standards. In addition to those standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

The Audit Committee held twelve meetings in 2013 and is composed of the following members: Mark A. Goldfarb (Chairman since March 1, 2013), C. Preston Butcher, and Arun Sarin. Stephen T. McLin served as Chairman of the Audit Committee until March 1, 2013 and as a member of the Audit Committee until December 31, 2013. None of the directors on the Audit Committee is or has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. The board has determined that all of the members of the Audit Committee are financially literate in accordance with New York Stock Exchange listing standards and that Mark A. Goldfarb is an Audit Committee financial expert in accordance with Securities and Exchange Commission rules. The Audit Committee:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications, independence and performance of the independent auditors,

•	reviews the activities and performance of the internal auditors,

•	reviews reports from management and the Risk Committee regarding major risk exposures and steps management has taken to address such exposures, and

•	reviews compliance with legal and regulatory requirements.

The Compensation Committee held five meetings in 2013 and is composed of the following members: Roger O. Walther (Chairman), Nancy H. Bechtle, Frank C. Herringer, Paula A. Sneed, and Robert N. Wilson. The Compensation Committee:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	evaluates the performance of executive officers and other senior officers and determines their compensation levels,

•	reviews and approves compensatory arrangements for executive officers and other senior officers, and

•	approves long-term awards for executive officers and other senior officers.

The Nominating and Corporate Governance Committee held one meeting in 2013 and is composed of the following members: Frank C. Herringer (Chairman), Nancy H. Bechtle, C. Preston Butcher, Stephen A. Ellis, Mark A. Goldfarb, Stephen T. McLin, Arun Sarin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson. The Nominating and Corporate Governance Committee:

•	identifies and evaluates individuals qualified to serve on the board,

•	recommends nominees to fill vacancies on the board and each board committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

The Risk Committee held four meetings in 2013 and is composed of the following members: Stephen T. McLin (Chairman), Stephen A. Ellis, and Robert N. Wilson. The Risk Committee:

•	reviews and discusses with management the company’s risk governance structure to identify, measure, monitor and mitigate risks,

•	reviews and discusses with management the company’s enterprise-wide risk management framework,

•	reviews the performance and activities of the company’s operational risk management organization, and

•	reviews key policies with respect to oversight of specific risks, including credit, operational, and capital and liquidity risk.

The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee have written charters. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF211MN-05

211 Main Street

San Francisco, California 94105

DIRECTOR COMPENSATION

Mr. Schwab and Mr. Bettinger, who are employed by the company, receive no additional compensation for their service as directors. In 2013, non-employee directors received the following cash retainers and equity grants:

Cash Retainers

Each non-employee director received an annual cash retainer in the amount of $100,000. In addition, the Chair of the Audit Committee received an annual cash retainer of $25,000, and each other member of the Audit Committee received an annual cash retainer of $10,000. The Chairs of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Risk Committee each received an annual cash retainer of $15,000, and each other member of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Risk Committee received an annual cash retainer of $5,000.

There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee. The board has authorized meeting fees for service on a special committee by Ms. Bechtle, Mr. Butcher and Mr. McLin. The meeting fees for that special committee consisted of $500 per meeting held on the same day as a board meeting and $2,000 per meeting held on a day other than a board meeting.

Equity Grants

Each non-employee director received an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $140,000. Non-employee directors received the equity grant 50 percent in stock options and 50 percent in restricted stock units (RSUs).

Terms and Conditions

Non-employee directors receive the annual grants of options and RSUs on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, a pro-rata amount of cash retainers and equity awards is granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

The annual grants of options and RSUs vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options and RSUs become 100% vested in the event of the non-employee director’s death, disability or retirement.

•

The number of RSUs for the annual grant is determined by dividing 50% of the aggregate value of the annual equity grant by the average of the high and low market price of the company’s common stock on the grant date.

•	The number of options for the annual grant of stock options is determined by dividing 50% of the aggregate value of the annual equity grant by the fair value of an option on the grant date.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date.

•

Each stock option expires on the earliest of (1) the date ten years after the grant date, (2) the date three months after termination of service for any reason other than death, disability or retirement, or (3) the date one year after termination of service because of death or disability.

The company also has stock ownership guidelines for non-employee directors. Under our guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $250,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and RSUs are counted in determining the threshold under our stock ownership guidelines, but stock options are not.

Directors’ Deferred Compensation Plan

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their cash retainers and, at their election, either to:

(1) receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2) receive RSUs that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors. The following table shows compensation paid to each of our non-employee directors during 2013:

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)
	Paid in Cash[1] ($)	Deferred into Restricted Stock Units or Options[2,6] ($)	Stock Awards[3,6] ($)	Option Awards[4,6] ($)	All Other Compen- sation[5] ($)	Total ($)

Nancy H. Bechtle	112,000	—	70,000	70,000	2,238	254,238

C. Preston Butcher	—	117,000	70,000	70,000	2,238	259,238

Stephen A. Ellis	—	110,000	70,000	70,000	619	250,619

Mark A. Goldfarb	127,490	—	70,000	70,000	528	268,018

Frank C. Herringer	—	120,000	70,000	70,000	2,238	262,238

Stephen T. McLin	79,000	134,391	90,000	70,000	2,940	376,331

Arun Sarin	115,000	—	70,000	70,000	2,238	257,238

Paula A. Sneed	110,000	—	70,000	70,000	2,238	252,238

Roger O. Walther	120,000	—	70,000	70,000	2,238	262,238

Robert N. Wilson	57,500	57,500	70,000	70,000	2,238	257,238

(1)	This column shows amounts paid in cash for retainers and special committee meeting fees. For Mr. McLin, the amount in this column includes his cash retainer and meeting fees for service on the Charles Schwab Bank board of directors.

(2)	This column shows the dollar amount of retainers and meeting fees deferred into RSUs or options under the Directors’ Deferred Compensation Plan II. The corresponding RSUs or options were as follows: 25,694 stock options for Mr. Butcher, 5,981 RSUs for Mr. Ellis, 6,525 RSUs for Mr. Herringer, 29,627 stock options for Mr. McLin, and 3,128 RSUs for Mr. Wilson.

(3)	The amounts shown in this column represent the grant date fair value of the RSU award. In 2013, non-employee directors who served the full year received an automatic grant of RSUs with a grant date fair value of $70,000. In addition, Mr. McLin received a grant of RSUs with a grant date fair value of $20,000 for his service on the Charles Schwab Bank board.

(4)	The amounts shown in this column represent the grant date fair value of the option award. In 2013, non-employee directors who served the full year received an automatic grant of stock options with a grant date fair value of $70,000.

(5)	This column shows the dollar amount of dividend equivalents on unvested RSUs.

(6)	The following table shows the aggregate number of outstanding stock option and RSU awards granted to the non-employee directors as of December 31, 2013:

Name	Stock Option Awards	Restricted Stock Unit Awards

Nancy H. Bechtle	92,659	9,736

C. Preston Butcher	310,128	37,425

Stephen A. Ellis	17,030	10,237

Mark A. Goldfarb	15,688	3,927

Frank C. Herringer	92,659	107,444

Stephen T. McLin	194,312	42,734

Arun Sarin	54,836	9,167

Paula A. Sneed	87,415	54,173

Roger O. Walther	87,415	37,594

Robert N. Wilson	99,214	61,880

Changes to Committee Chair and Committee Member Compensation in 2014

In 2013, the Compensation Committee conducted a review of non-employee director compensation with input from its outside consultant, Semler Brossy Consulting Group LLC (Semler Brossy). This review included a comparison to the company’s peer group. Based on this review, the board approved an annual cash retainer of $25,000 for the Chair of the Risk Committee and an annual cash retainer of $10,000 for each other member of the Risk Committee, effective January 1, 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2013.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy provides that stockholder recommendations must be in writing and include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement.

Diversity

When identifying director nominees, the board considers the qualifications and skills represented on the board. As discussed in the “Director Qualifications” section below, one of the considerations evaluated by the board is the diversity of experience and background of directors. This consideration is broad, is consistent with our company’s non-discrimination policies, and includes diversity of skill sets and experience as well as background, including race and gender.

The Nominating and Corporate Governance Committee annually reviews the structure and size of the board to assure that the proper skills are represented on the board. This assessment includes the effectiveness of board composition, including the qualifications, skills, and diversity represented on the board.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the Nominating and Corporate Governance Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience, and

•	the willingness and ability to devote adequate time to the company’s business.

The committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience and background, including the need for financial, business, academic, public sector and other expertise on the board or board committees, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Candidates for Director

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the Chairman of the Nominating and Corporate Governance Committee, or with the independent directors as a group, you may send your communication in writing to the Assistant Corporate

Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as “Deloitte”) as the company’s independent registered public accounting firm for the 2014 fiscal year. Deloitte has served in this capacity since the company’s inception. We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

As required by federal law, the Audit Committee has the sole authority to retain the independent auditors. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

AUDITOR FEES

Fees for services provided by Deloitte in the last two fiscal years were:

	2013	2012
	(amounts in millions)

Audit Fees[1]	$6.5	$6.4

Audit-Related Fees[2]	2.0	2.1

Tax Fees[3]	0.1	0.1

All Other Fees[4]	None	None

Total	$8.6	$8.6

(1)	Audit fees are the aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in interim reports.

(2)	Audit-Related fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services.

(3)	Tax fees are limited by the Audit Committee to services by Deloitte for tax return review, preparation and compliance.

(4)	All other fees represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.”

In addition to the services listed above, Deloitte provides audit services to certain unconsolidated affiliated mutual funds and foundations. The fees for such audit services are included in the expenses of the mutual funds and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $0.2 million in 2013 and $0.1 million in 2012. These amounts are not included in the expenses of The Charles Schwab Corporation.

Non-Audit Services Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements of the audit client,

•	broker-dealer services,

•	actuarial services,

•	management and human resource functions (including executive search services),

•	legal services and expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The policy requires the pre-approval of the Audit Committee for other non-audit services performed by Deloitte. The policy divides non-audit services into three separate categories, which the Audit Committee has pre-approved subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain reports on internal controls, review of Securities and Exchange Commission filings, including issuance of consents, letters to underwriters, compliance letters, or agreed upon procedures related to inclusion of audited financial statements in such filings, merger, acquisition and divestiture due diligence, employee benefit plan audits, and foreign statutory audits and regulatory reports), and

•	tax return review, preparation and compliance, and tax-related merger and acquisition due diligence.

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

In fiscal years 2013 and 2012, the Audit Committee pre-approved 100% of the services performed by Deloitte relating to “audit-related fees” and “tax fees.”

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•  reviewed and discussed the audited financial statements with management,

•  discussed with the independent registered public accounting firm the matters required to be discussed pertaining to Public Company Accounting Oversight Board AS 16 (Communications with Audit Committees), and

•  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mark A. Goldfarb, Chairman

C. Preston Butcher

Arun Sarin

PROPOSAL THREE:

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the named executive officers. The “named executive officers” are those executive officers who are listed in the Summary Compensation Table. We ask that you provide an advisory vote to approve the following, non-binding resolution on named executive officer compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory approval of named executive officer compensation is required by federal law, and the company currently conducts annual advisory votes on that compensation. Although the vote is not binding on the Board of Directors or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis describes the company’s executive compensation program, policies and practices, which are designed to support the company’s strategic objectives.

Key Business Results

Our business strategy focuses on providing our clients – individual investors, registered investment advisors and employers – with advice and services to help them achieve their financial goals. By seeing our business through clients’ eyes and offering them a compelling combination of personalized relationships, superior service and great value, the company seeks to build enduring client loyalty. Loyal clients bring us more business and refer their friends, colleagues and family to us. By operating the business in a disciplined manner, and leveraging shared processes and technology, we are able to invest in new products and services for clients and deliver a meaningful return to stockholders.

Our 2013 client metrics demonstrate why focusing on investor needs remains the right strategy for Schwab.

•	Core net new assets of $140.8 billion were up 25% over the prior year and represented a 7% annual growth rate.

•	We ended the year with 9.1 million active brokerage accounts and 916,000 banking accounts, up 3% and 6%, respectively, over year-end 2012.

•

Of the record $2.25 trillion in assets entrusted to us by clients as of December 31, 2013, approximately half are receiving some form of ongoing advisory service, with $946 billion under the guidance of an independent advisor and $155 billion in client assets enrolled in one of our retail advisory solutions, increases of 20% and 22%, respectively.

After a long period of progress masked by environmental headwinds, our financial performance in 2013 more clearly reflected the significant growth we have achieved with our strategy.

•	Net revenues of $5.4 billion and net income that exceeded $1 billion for the first time since 2008.

•	Revenue growth of 11% that was over 2 percentage points higher than the rise in expenses.

•	Pre-tax profit margin of 31.4%, consistent with our target of at least 30%.

•	EPS of $0.78, which was above our mid-$0.70s goal.

We delivered on our financial objectives for 2013 by holding expense growth meaningfully behind a solid increase in revenues, thereby achieving an improved profit margin and higher earnings along with stronger business momentum. 2013 also reflected a year of strong total shareholder return of 83%, well above the S&P 500 index increase of 30%, as reported by Bloomberg.

A more thorough discussion of our business and business strategy is provided in our Annual Report on Form 10-K.

Our Executive Compensation Program

No business strategy will be successful without executive officers who can lead the company in achieving its short- and long-term goals in any economic environment. Our executive compensation program is intended to support our success by:

•	attracting, motivating and retaining talented, highly capable executive officers,

•	rewarding executives for individual performance,

•	linking executive pay with the company’s financial performance, and

•	aligning the interests of the executive officers with the long-term interests of the company and its stockholders by linking pay with longer-term performance.

While our compensation program uses three elements – base salary, annual cash incentives and long-term incentive awards – to achieve these objectives, the Compensation Committee focuses on the variable components to maintain a strong link between executive pay and the company’s financial performance, reward executives when value has been created for stockholders and drive long-term performance. The Compensation Committee grants a significant percentage of executive compensation in performance-based awards, which may pay out only when share price increases or goals are achieved. Target EPS goals for annual cash incentives are set at rigorous levels. Since 2008, annual cash incentives have paid between 70% and 89.7% of target. The Compensation Committee also sets meaningful goals for the performance-based equity awards, and executives forfeit shares when these goals are not met. In 2013, for example, executive officers forfeited 50% of the PBRSUs granted in 2009 because the performance goals were not met. Stock options, the other component of the long-term incentives, only reward executives after value is delivered to stockholders through stock price appreciation.

Key Compensation Decisions for 2013

In 2013, the Compensation Committee continued to make decisions that strengthen the relationship between compensation opportunity and the management team’s success in executing on our business strategy, delivering sustained financial performance, and positioning the company for long-term growth. It also implemented long-term incentives to ensure retention of the executive officers through an economic environment that continues to pose unique challenges. During 2013, the Compensation Committee:

•	changed the mix of equity incentives to increase the percentage awarded as PBRSUs from 40% to 50% and decrease the percentage awarded as stock options from 60% to 50%,

•	adopted a performance matrix for 2013 PBRSUs with variable payouts up to 200% of target to reward executives when and to the extent that financial performance exceeds target,

•	approved a one-time cash long-term incentive program (Cash LTIP) with four-year cliff vesting and performance criterion based upon cumulative EPS for 2013-2016, and

•	modified the peer group used as a reference point for assessing the competitiveness of executive and director compensation for periods after 2013.

Summary of the Executive Compensation Program

Our compensation program uses three key elements: base salary, annual cash incentives and long-term incentives. The table below identifies how each of these elements supports the objectives articulated above.

Objective	Element of Compensation
	Base Salary	Annual Cash Incentives	Long-Term Incentives

Attract, Motivate, and Retain	✓	✓	✓

Reward Executives for Individual Performance		✓	✓

Link Pay with Company Financial Performance		✓	✓

Align Interests with Long-term Interests of Stockholders			✓

Performance Metric		EPS measures profitability and reflects the annual impact of operational actions and capital decisions.

PBRSUs: ROCE measures earnings on stockholder equity and long-term profitability.

Stock options: reward share price appreciation by delivering compensation only when the stock price appreciates above the fair market value exercise price.

Cash LTIP: cumulative EPS measures long-term profitability and focuses management on operating performance and capital management.

COMPENSATION PLANNING AND THE DECISION MAKING PROCESS

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, executive officers, and other senior officers, and it reviews and recommends to the Board of Directors compensation for the non-employee directors.

The Compensation Committee evaluates as a committee, or together with the other independent directors and the Chairman, the performance and compensation of the Chief Executive Officer. The Compensation Committee also considers:

•

recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives, developed in consultation with the Executive Vice President – Human Resources and Employee Services and, with respect to performance criteria and goals for annual and long-term incentives, the Chief Financial Officer,

•

advice from the Executive Vice President – Corporate Risk regarding the design and results of incentive compensation programs to ensure consistency with the company’s financial plan, strategic objectives and risk profile, and

•	guidance and advice of its independent compensation consultant, Semler Brossy.

While the Compensation Committee considers the information provided by management and its independent, third-party advisor, it does not delegate authority to management for executive compensation decisions.

The Compensation Committee’s review of executive compensation in January 2013 included consideration of:

•	the economic environment, market trends, and proposed laws and regulations;

•	a competitive pay analysis of peer companies with data from:

•	proxy statements, and

•	the 2012 McLagan Top Management survey;

•	each executive’s experience, responsibilities, individual performance, and pay relative to internal peers; and

•	reports prepared by the company’s Human Resources Department on each executive’s pay history with:

•	actual total compensation for 2009 to 2012,

•	projected 2013 compensation,

•	the value and vesting schedule of outstanding long-term awards,

•	401(k) balances,

•	deferred compensation balances,

•	other cash compensation (e.g., relocation benefits, company match for the 401(k) plan, and wellness incentives), and

•	each component of pay as a percentage of total compensation.

The Compensation Committee does not use a formula or assign a weighting to various factors considered in setting compensation. It does not target a specific percentage mix between cash compensation and long-term incentives or any specific percentage of total compensation for each compensation component.

The Compensation Committee uses a peer group as a source of benchmarking data. The benchmarking data is used to assess the competitiveness of compensation but is not used to set compensation targets. Peers were selected considering the following factors:

•	Quantitative: revenue, market capitalization, and number of employees; and

•	Qualitative: business model, geographic coverage, and competition for customers and/or employees.

Because the company has few competitors comparable in terms of business model and geographic coverage, the peer group includes a mix of brokerage firms, banking and asset management companies, as well as companies that process a significant daily volume of consumer financial transactions. The peer group of 20 companies used for compensation in 2013 was:

The Compensation Committee periodically reviews the peer group to ensure that it remains relevant as a market reference tool and modifies it as necessary to reflect changes at the company, among peers or within the industry. The Compensation Committee reviewed and updated the peer group for 2014 to ensure continued relevance of the peer companies. Peers were reviewed using the quantitative and qualitative factors above. BlackRock, Inc., KeyCorp, Regions Financial Corporation, and LPL Financial Holdings Inc. were added, and Comerica, BB&T Corp, and Huntington Bancshares were removed. These changes add relevant brokerage companies, increase the focus on asset managers, and ensure the banks included are comparable to Schwab in size.

Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2013, the Compensation Committee engaged Semler Brossy to review pay trends across the financial services industry and in our peer group, advise directly on Chief Executive Officer and Chairman compensation, review the company’s long-term incentives as well as the long-term incentives used by companies in the peer group, and provide general advice and counsel with respect to executive compensation programs, market practices and trends. Semler Brossy was engaged by the Compensation Committee directly and does not provide other services to the company. In 2013, the Compensation Committee reviewed information regarding potential conflicts of interest with Semler Brossy, including: other services they might provide to the company, fees they receive from the company as a percentage of their total revenue, their policies and procedures designed to prevent conflicts of interest, any business and/or personal relationships with members of the Compensation Committee, company stock they own, and any business and/or personal relationships between them and any executive officer of the company.

ELEMENTS OF COMPENSATION

Base salary, annual cash incentives and long-term incentives are the key compensation elements for achieving the company’s objectives. The majority of compensation is delivered through variable, performance-based incentives, as illustrated by the charts below.

*	Pay mix is based on amounts in the Summary Compensation Table.

The following changes were made to base salary, annual cash incentives and annual long-term incentives of the named executive officers in 2013:

	Compensation Adjustments
Executive	Base Salary (% inc.)	Increase in Bonus Target (% of salary)	Long-Term Incentive $ Increase

Walter W. Bettinger	—	—	—

Joseph R. Martinetto	—	—	$100,000

John S. Clendening	5.0%	—	$100,000

James D. McCool	—	—	—

Charles R. Schwab	—	—	—

Base Salary

Base salaries are established at levels intended to attract, motivate and retain highly capable executive officers. As illustrated by the pay mix charts above, executive officers receive a small percentage of their overall compensation in base salary.

In January 2013, the Compensation Committee increased the base salary for Mr. Clendening 5.0% based on individual performance and pay relative to external compensation data.

Annual Cash Incentives

Annual cash incentive awards for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of 2013, the Compensation Committee established the performance criteria, set performance goals and approved a bonus target, expressed as a percentage of salary, for each named executive officer. For 2013, there were no increases in bonus targets for the named executive officers.

EPS was established as the performance criterion for all named executive officers. The Compensation Committee believes EPS provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and capital management. For purposes of the Corporate Executive Bonus Plan, EPS is calculated as fully diluted EPS in accordance with U.S. generally accepted accounting principles, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criterion was established. EPS amounts were summarized in a matrix. Award payouts under the matrix range from 0% to 200% of the target award, with a 100% payout assigned to the EPS goal set by the Compensation Committee. Achieving EPS of less than the goal would result in a payout of between 0% and 100%, and achieving EPS of more than the goal would result in a payout of between 100% and 200% of the target. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

In 2013, the EPS goal was $0.87; the maximum payment was 200% for EPS of $1.74 or higher. For purposes of determining payouts under the Corporate Executive Bonus Plan for 2013, the company achieved EPS of $0.78. The Compensation Committee determined that the company achieved these results while maintaining a low credit risk profile and remaining within its parameters for interest rate risk. For 2013, the Compensation Committee approved payouts based on EPS of $0.78. The Compensation Committee did not reduce the cash incentive award for any individual named executive officer and approved funding at 89.7% of target for each of the named executive officers.

Long-Term Incentives

At its January 2013 meeting, the Compensation Committee granted equity awards to the named executive officers pursuant to the 2004 Stock Incentive Plan. Of the total target equity awards granted, 50% was granted in stock options and 50% was granted in PBRSUs to align the long-term interests of executives with the long-term interests of stockholders. The Compensation Committee also granted a cash long-term incentive award with a four-year cliff vesting schedule to address retention issues and motivate key talent to achieve the company’s goals.

The Compensation Committee increased the value of the awards granted to Mr. Clendening by $100,000 and Mr. Martinetto by $100,000 in recognition of their responsibilities, individual performance, and pay relative to external compensation data. In December 2012, the Compensation Committee approved a one-time grant of $200,000 for Mr. Martinetto with a grant date of January 2, 2013 based on increases in his responsibilities and individual performance. This award was granted as 60% non-qualified stock options and 40% time-based restricted stock units.

Stock Options

The Compensation Committee approved stock options to be granted in three equal installments on the following predetermined dates: March 1, August 1, and November 1, 2013, with 25% of each installment vesting annually over four years. This approach mitigates the risk that the exercise price of awards granted on a single day might be exceptionally high or low due to unusual market conditions on the grant date.

Performance-Based Restricted Stock Units

The Compensation Committee approved PBRSUs with the following features.

Feature	Comments
Grant Date	• March 1, 2013

Vesting Schedule	• 25% annually on each anniversary of the grant date subject to Compensation Committee certification that the performance goal for that period has been met

Performance Periods	• Performance periods ending December 31, 2013, 2014, 2015, and 2016

Dividend Equivalent Payments

•   Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•   If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment	• The number of shares of company stock payable upon vesting will vary based upon performance • Two is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROCE • COE

The Compensation Committee approved performance goals based on ROCE and COE with variable payouts where the number of shares payable is determined by dividing ROCE by COE and multiplying the result times the funding levels summarized in a matrix. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. A 100% payout of the target award is achieved when ROCE equals COE. Achieving ROCE greater than COE would result in payment between 100% and 200% of the target award, but in no event would the payment exceed 200% of the target award. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

The Compensation Committee approved performance criteria based on ROCE equals or exceeds COE because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The opportunity for a payout up to 200% of the target award was added to incent executives to exceed target performance and directly link the magnitude of the payout to the company’s performance up to a cap of 200%. If the Compensation Committee certifies that the goal has been met for each performance period, then the tranche of the award that is due to vest for that performance period (25% of the total grant) will vest. If the goal has not been met, then the PBRSUs and associated dividend equivalent payments will be forfeited with no second opportunity to be earned.

ROCE is calculated in accordance with U.S. generally accepted accounting principles, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criteria were established.

COE is calculated using the Capital Asset Pricing Model (CAP-M), which is a commonly used financial metric that incorporates the risk-free interest rate (the company uses the six-month average of the five-year Treasury rate), the beta of the company’s equity (a measure of the volatility of the company’s common stock relative to the broader equity market), and a market equity risk premium (an estimate of the expected excess return required for holding equities instead of a risk-free asset). At December 31, 2013, COE was 7.3%.

The Compensation Committee approved performance goals for the 2013 PBRSUs on two separate dates. The Compensation Committee established the performance goals for the first tranche (25% of the awards) on January 24, 2013. On December 10, 2013, the Compensation Committee set the performance goals for the remaining three tranches (75% of the awards).

Vesting of Performance-Based Restricted Stock Units for One-Year Performance Periods Ending September 30, 2013 and December 31, 2013

In 2013 and 2012, the Compensation Committee granted performance-based equity awards with four one-year performance periods and one-fourth of these awards had a one-year performance period ending on December 31, 2013. In 2011, 2010, and 2009, the Compensation Committee granted performance-based equity awards that have four one-year performance periods and one-fourth of each of these awards had a one-year performance period ending on September 30, 2013. These awards only vest if the Compensation Committee certifies that the applicable performance goals have been achieved.

When granting the PBRSUs each year, the Compensation Committee selects appropriate measures of performance given the company’s business objectives and the economic environment. The Compensation Committee chose ROCE as a criterion that reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. In determining whether the performance goals are achieved, performance is calculated in accordance with U.S. generally accepted accounting principles. The Compensation Committee interpreted return on equity as ROCE for the quarters following the issuance of non-cumulative preferred stock in January 2012 to maintain continuity throughout the performance period by measuring results with respect to common equity. The achievement of the performance goals for the tranches of those awards with performance periods ending in 2013 were:

Grant Year	2013 Goal	ROCE	COE	Performance Goal Met
2013	ROCE ≥ COE	11.1%	6.8%	Yes

2012	Cumulative ROCE >cumulative COE	11.7%	6.8%	Yes

2011		10.6%	6.6%	Yes

2010		10.6%	6.6%	Yes

Grant Year	2013 Goal	ROCE	Performance Goal Met
2009	ROCE≥13% for one-year period or ROCE≥13% for four-year period	10% for one-year period 12% for four-year period	Not met – shares forfeited

One-Time Cash Long-Term Incentive Awards

In January 2013, the Compensation Committee granted Cash LTIP awards pursuant to the 2004 Stock Incentive Plan to address retention issues and motivate key talent to achieve the company’s goals. The Cash LTIP awards were granted to the named executive officers and executive vice presidents with the features summarized below.

Feature	Comments
Grant Date	• March 1, 2013

Vesting Schedule	• 100% on the fourth anniversary of the grant date subject to Compensation Committee certification that the performance goal has been met

Performance Period	• January 1, 2013 to December 31, 2016

Payment	• Amounts payable vary based on company’s performance • Maximum payment equals 200% of target award • Payments made in cash in first quarter of 2017

Performance Criteria	• Cumulative EPS

The Compensation Committee selected cumulative EPS for the four-year period ending December 31, 2016 as the performance criterion for this award because it provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and capital management over an extended period. Cumulative EPS is calculated as fully diluted EPS for net income in accordance with U.S. generally accepted accounting principles, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criteria were established. The performance goals for cumulative EPS are summarized in a matrix. Payouts under the matrix range from 0% to 200% of the target award, with a 100% payout assigned to a cumulative EPS goal set by the Compensation Committee. Achieving EPS of less than the goal would result in a payout of between 0% and 100%, and achieving EPS of more than the goal would result in a payout of between 100% and 200% of the target.

Other Compensation

Executive Benefits and Perquisites

The company provides limited executive perquisites. The Compensation Committee approved certain benefits for Mr. Bettinger in connection with his promotion to President and Chief Executive Officer in 2008, including a car service for commuting purposes, which he has not used, parking, and use of fractionally owned aircraft consistent with company policies.

The company:

•	does not provide financial planning assistance,

•	does not gross up payments to cover executives’ personal tax liability,

•	does not offer executive retirement or medical plans, and

•	does not match contributions to the deferred compensation plan.

Employee Benefit Plans

The company offers no defined benefit plan, special retirement plan for executives or other nonqualified excess plans to named executive officers. Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan available to all eligible employees subject to Internal Revenue Service limits (except Mr. Schwab, who is excluded from the employee stock purchase plan because he owns more than 5% of the company’s stock), and a deferred compensation plan available to officers and other key employees.

Retirement Provisions of Equity Grants

At its January 2013 meeting, the Compensation Committee changed the retirement provisions of outstanding and prospective equity grants for all employees and non-employee directors to remain competitive with market practices. The criteria for retirement eligibility have not changed. Retirement treatment is available at age 55 with at least 10 years of service for employees, and age 70 or five years of service for non-employee directors. The new retirement treatment for the awards is summarized in the table below.

Feature	Comments
Participants covered	• Named executive officers, current employees and non-employee directors

Effective date	• Retirement on or after March 1, 2013

Nonqualified stock options (outstanding and future awards, excluding incentive stock options)

•   Options vest upon retirement

•   The post-termination exercise period varies, but all options expire no later than the original expiration date in the grant agreement

•   Employees with at least 10 years of service have five years from termination to exercise

•   Employees with at least 15 years of service and non-employee directors have the life of the option to exercise

Restricted stock units	• Outstanding awards vest at retirement and are payable in shares on the original payment schedule • Future awards will vest and be payable in shares upon termination

Performance-based restricted stock units	• PBRSUs continue to vest following retirement and are payable on the original payment schedule subject to the company’s attainment of the performance goals

Restricted stock	• Outstanding awards will vest and restrictions on the shares will lapse upon termination

Severance

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the company’s Severance Pay Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the severance program, executive officers are eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement described in the narrative to the Summary Compensation Table.

Compensation Policies

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with those of other stockholders. Under the guidelines:

•	The Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary.

•	All other executive officers are expected to maintain an investment position equal to at least three times base salary.

Shares owned directly, shares beneficially owned under company benefit plans, restricted stock, and restricted stock units are included in determining ownership levels, but stock options are not. The stock ownership guidelines allow the Compensation Committee to take action if the target ownership levels are not met within five years. For 2013, all of the named executive officers had stock ownership exceeding the guidelines.

Prohibition on Speculative Trading in Company Stock

Speculative trading in the company’s stock is prohibited. Prohibited speculative trading includes short-term trading, selling short, buying options to open a position and selling uncovered options.

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date.

Recoupment Policies

The company has a recoupment policy to recover incentive awards granted to executive officers in the event of a significant restatement of financial results due to material noncompliance with financial reporting requirements due to misconduct.

In addition, in the event of certain securities law violations, the Compensation Committee reserves the right to reduce or cancel equity awards or require executives to disgorge any profit realized from equity awards.

The company also reserves the right to cancel equity awards of employees who are terminated for cause.

Response to Advisory Vote on Say-on-Pay and Stockholder Engagement

The Compensation Committee considers the result of the stockholders’ advisory say-on-pay vote when reviewing and evaluating the executive compensation program throughout the year. The Compensation Committee noted the strong support of the stockholders, who approved the company’s advisory vote by approximately 92% of the votes at the 2013 Annual Meeting of Stockholders, and believes this reflects broad support of our compensation program and policies. Our executive compensation program – including both pay practices and pay levels – has remained relatively stable over the past few years. During that period the company has delivered solid financial results during uncertain economic conditions, and stockholders have generally expressed support for the program.

The Compensation Committee continues to review and evaluate the company’s compensation program and policies in the context of our business, regulatory requirements, and evolving best practices. As part of this process, the Compensation Committee takes into consideration stockholder views regarding executive compensation that the company receives from time to time.

Risk Assessment

The Compensation Committee reviewed a report by management on incentive compensation practices and policies throughout the company and the potential impact on risk-taking by employees. The report assessed all employee incentive compensation programs with an emphasis on changes made in 2013, bank product incentives, and the oversight and approval process for new and existing incentive compensation plans. The report also summarized the company’s implementation of regulations on incentive compensation practices in the banking industry. The report identified the following risk-mitigating factors currently in place:

•	approval of executive compensation by an independent board committee,

•	performance-based long-term incentive awards,

•	a balanced suite of performance metrics with a strong link to stockholder value,

•	caps on annual incentive opportunities,

•	performance goals based on financial plans reviewed by the board,

•	a four-year vesting period for equity awards with limited opportunities for accelerated vesting,

•	meaningful executive stock ownership guidelines,

•	annual review of incentive plan performance, along with centralized design and administration of all incentive plans, and

•	modest severance benefits.

In addition, when reviewing the design of and payments pursuant to incentive compensation programs, the Compensation Committee considers the review by the Executive Vice President – Corporate Risk regarding consistency with the company’s financial plan, strategic objectives and risk profile.

Internal Revenue Code Section 162(m)

Compensation plans generally are structured so that compensation is performance-based and therefore deductible under Section 162(m) of the Internal Revenue Code. However, depending on business needs, the Compensation Committee may use its discretion to approve compensatory arrangements that are not deductible under Section 162(m). In 2013, compensation of the named executive officers was deductible under Section 162(m) except for portions of compensation in excess of $1 million received by a named executive officer due to the taxable, imputed value of parking and employer-provided life insurance.

COMPENSATION DECISIONS MADE FOR 2014

2014 Annual Cash Incentives

In the first quarter of 2014, the Compensation Committee considered performance criteria for 2014 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee selected overall corporate performance as measured by EPS and established the threshold for payment at 50% of target.

2014 Long-Term Incentives

In the first quarter of 2014, the Compensation Committee approved long-term equity awards of 50% stock options and 50% PBRSUs under the 2013 Stock Incentive Plan to align the long-term interests of the executives with the long-term interests of the stockholders.

The stock options were approved to be granted in three equal installments on the following predetermined dates: March 3, August 1, and November 3, 2014, with 25% vesting annually over four years.

The PBRSUs have the features summarized below.

Feature	Comments
Grant Date	• March 3, 2014

Vesting Schedule	• 25% annually on each anniversary of the grant date subject to Compensation Committee certification that the performance goal for that period has been met
Performance Periods	• Performance periods ending December 31, 2014, 2015, 2016, and 2017

Dividend Equivalent Payments

• Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

• If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment	• The number of shares of company stock payable upon vesting will vary based upon performance • Two is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROCE • COE

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Nancy H. Bechtle

Frank C. Herringer

Paula A. Sneed

Robert N. Wilson

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the named executive officers: Walter W. Bettinger II, President and Chief Executive Officer, Joseph R. Martinetto, Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2013.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compen- sation[4] ($)	All Other Compen- sation[5] ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	2013 2012 2011	1,000,000 983,333 900,000	— — —	5,044,527 2,600,000 1,950,000	3,250,000 3,900,000 4,550,000	3,363,750 2,691,875 2,632,500	68,211 57,224 71,877	12,726,488 10,232,432 10,104,377

Joseph R. Martinetto Chief Financial Officer	2013 2012 2011	575,000 522,917 497,667	— 3,976 —	1,244,116 560,000 390,000	870,000 840,000 910,000	902,606 572,594 582,269	25,665 18,862 19,564	3,617,387 2,518,349 2,399,500

John S. Clendening Executive Vice President – Investor Services	2013 2012	520,833 495,833	— —	1,164,116 560,000	750,000 840,000	700,781 542,937	23,832 18,467	3,159,562 2,457,237

James D. McCool Executive Vice President – Client Solutions	2013 2012 2011	550,000 545,833 522,667	— — —	1,164,116 600,000 420,000	750,000 900,000 980,000	863,362 697,302 713,440	25,586 24,555 47,462	3,353,064 2,767,690 2,683,569

Charles R. Schwab[6] Chairman	2013 2012 2011	500,000 500,000 500,000	— — —	2,328,240 1,200,000 900,000	1,500,000 1,800,000 2,100,000	1,121,250 912,500 975,000	38,542 25,072 42,979	5,488,032 4,437,572 4,517,979

(1)	The amounts paid in this column represent bonuses paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for officers who received an increase to their bonus target after the beginning of the performance period.

(2)	The amounts shown in this column represent the aggregate grant date fair value of PBRSUs and RSUs and do not reflect the amounts ultimately realized by the named executive officer. The values shown are as of the grant date determined in accordance with Statement of Financial Accounting Standards Board ASC Topic 718, which is the date on which all of the significant terms, including any performance criteria, were established. The values represent the aggregate compensation cost expected at the grant date to be recognized over the service period and are not adjusted for the effect of any estimated forfeitures. The maximum value of the 2013 PBRSU grants, assuming the performance conditions are met at 200% of the target award, would be: $9,083,217 for Mr. Bettinger; $2,096,144 for Mr. Martinetto, Mr. Clendening, and Mr. McCool; and $4,192,271 for Mr. Schwab.

PBRSUs awarded in 2011, 2012 and 2013 only vest upon satisfaction of the performance conditions of those awards. For the 2013 PBRSU grants, the Compensation Committee granted the units on January 24, 2013, and finalized performance criteria for the first tranche on March 1, 2013 and for the second, third and fourth tranches on December 10, 2013. The accounting grant dates for the 2013 PBRSUs are therefore March 1, 2013 for the first tranche and December 10, 2013 for the remaining tranches. For the 2011 and 2012 PBRSUs, the date the Compensation Committee granted the units and the date all significant terms of the award were finalized were the same. The values reflected in the table for the grants are the number of units granted multiplied by the average of the high and low market price of the company’s common stock on the accounting grant date.

For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “– Note 19. Employee Incentive, Retirement, and Deferred Compensation Plans” from the company’s Form 10-K for the period ended December 31, 2013.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards and not the amount ultimately realized by the named executive officer. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “– Note 19. Employee Incentive, Retirement, and Deferred Compensation Plans” from the company’s Form 10-K for the period ended December 31, 2013.

(4)	The amounts shown in this column include amounts earned under the Corporate Executive Bonus Plan.

(5)	The amounts shown in this column for 2013 include the following:

Named Executive Officer	Employer Matching Contributions[a] ($)	Dividend Equivalents[b] ($)

Walter W. Bettinger II	13,000	53,651

Joseph R. Martinetto	13,000	11,846

John S. Clendening	13,000	10,052

James D. McCool	13,000	11,728

Charles R. Schwab	13,000	24,762

(a)	The amounts in this column are employer match payments under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(b)	The amounts in this column are dividend equivalent payments on vested PBRSUs and unvested RSUs. These amounts are not included in the fair market value of the stock on the grant date shown in the Grants of Plan-Based Awards Table.

(6)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

2013 Grants of Plan-Based Awards Table

Name	Grant Date	Date of Action if Not Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock[4] (#)	All Other Option Awards: Number of Securities Underlying Options[5] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)[6]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Bettinger II	1/24/2013 3/1/2013 3/1/2013 3/1/2013 8/1/2013 11/1/2013 12/10/2013	— 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013	— — — — — — —	3,750,000 4,000,000 — — — — —	7,500,000 8,000,000 — — — — —	— — — — — — —	— — 50,061 — — — 150,186	— — 100,122 — — — 300,372	— — — — — — —	— — — 262,309 168,220 156,100 —	— — — 16.40 22.67 23.12 —	— — 1,315,409 1,083,333 1,083,333 1,083,333 3,729,118
Joseph R. Martinetto	1/2/2013 1/2/2013 1/24/2013 3/1/2013 3/1/2013 3/1/2013 8/1/2013 11/1/2013 12/10/2013	12/11/2012 12/11/2012 — 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013	— — — — — — — — —	— — 1,006,250 1,437,500 — — — — —	— — 2,012,500 2,875,000 — — — — —	— — — — — — — — —	— — — — 11,552 — — — 34,659	— — — — 23,104 — — — 69,318	5,388 — — — — — — — —	— 28,170 — — — 60,533 38,820 36,024 —	— 15.08 — — — 16.40 22.67 23.12 —	80,000 120,000 — — 303,533 250,000 250,000 250,000 860,583
John S. Clendening	1/24/2013 3/1/2013 3/1/2013 3/1/2013 8/1/2013 11/1/2013 12/10/2013	— 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013	— — — — — — —	781,250 1,312,500 — — — — —	1,562,500 2,625,000 — — — — —	— — — — — — —	— — 11,552 — — — 34,659	— — 23,104 — — — 69,318	— — — — — — —	— — — 60,533 38,820 36,024 —	— — — 16.40 22.67 23.12 —	— — 303,533 250,000 250,000 250,000 860,583
James D. McCool	1/24/2013 3/1/2013 3/1/2013 3/1/2013 8/1/2013 11/1/2013 12/10/2013	— 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013	— — — — — — —	962,500 1,375,000 — — — — —	1,925,000 2,750,000 — — — — —	— — — — — — —	— — 11,552 — — — 34,659	— — 23,104 — — — 69,318	— — — — — — —	— — — 60,533 38,820 36,024 —	— — — 16.40 22.67 23.12 —	— — 303,533 250,000 250,000 250,000 860,583
Charles R. Schwab	1/24/2013 3/1/2013 3/1/2013 3/1/2013 8/1/2013 11/1/2013 12/10/2013	— 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013 1/24/2013	— — — — — — —	1,250,000 2,000,000 — — — — —	2,500,000 4,000,000 — — — — —	— — — — — — —	— — 23,105 — — — 69,317	— — 46,210 — — — 138,634	— — — — — — —	— — — 121,066 77,640 72,047 —	— — — 16.40 22.67 23.12 —	— — 607,099 500,000 500,000 500,000 1,721,141

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show, for the January 24, 2013 grant date for each named executive officer, the range of possible payouts for annual cash incentive awards granted in 2013 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2013 performance under this plan are shown in the “non-equity incentive plan compensation” column to the Summary Compensation Table.

These columns show, for the March 1, 2013 grant date for each named executive officer, a one-time cash long-term incentive award granted under the 2004 Stock Incentive Plan that has a performance criterion based upon cumulative EPS over 2013 – 2016, with cliff vesting on March 1, 2017.

(3)	These PBRSU awards were granted under the 2004 Stock Incentive Plan and vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date, provided that a target performance goal based on ROCE divided by COE for the one-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or will be paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

(4)	This RSU award to Mr. Martinetto on January 2, 2013 was granted under the 2004 Stock Incentive Plan and vests in equal installments of 25% on the first, second, third and fourth anniversary of the grant date.

(5)	The stock option award granted on January 2, 2013 and the stock option awards approved on January 24, 2013 with grant dates of March 1, 2013, August 1, 2013 and November 1, 2013 were granted under the 2004 Stock Incentive Plan. All of the option awards vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date and expire on the tenth anniversary of the grant date.

(6)	For option awards, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by a binomial option pricing model. The fair values of the options determined by the binomial pricing model on January 2, 2013, March 1, 2013, August 1, 2013 and November 1, 2013 were $4.26, $4.13, $6.44 and $6.94, respectively. For PBRSU and RSU awards, the grant date fair value was determined by multiplying the number of units granted (including units granted for above-target performance) by the average of the high and low market price of the company’s common stock on the grant date of January 2, 2013, which was $14.85, March 1, 2013, which was $16.23, or December 10, 2013, which was $24.83.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Base Salaries

In 2013, the Compensation Committee increased the base salary for Mr. Clendening by $25,000 (5.0%). The Compensation Committee made no other adjustments to base salary for the named executive officers in 2013.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

All Other Compensation

Dividend equivalent payments on vested PBRSUs and on unvested RSU awards are included in the “all other compensation” section of the Summary Compensation Table because these dividend equivalent payments are not included in the fair value of the stock on the grant date as shown in the Grants of Plan-Based Awards Table.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003. Stockholders approved the amended employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his then current base salary and participation in all bonus, incentive and other compensation and benefit plans for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a pro-rated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a pro-rated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the Termination and Change in Control Benefits Table below.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

2013 Termination and Change in Control Benefits Table

Name	Event[1]	Salary and Bonus		Early Vesting of Stock Options[2]		Early or Continued Vesting of Restricted Stock Units[2]		Vesting of Cash LTIP Awards[2]		Other		Total

Walter W. Bettinger II	Termination under Severance Plan	1,182,053	[3]	10,461,736	[4]	7,726,368	[4]	—		18,317	[5]	19,388,474
	Change in control	—		19,756,219	[6]	12,611,950	[6]	4,000,000	[7]	—		36,368,169
	Death or disability	—		19,756,219	[6]	12,611,950	[6]	1,000,000	[8]	—		33,368,169

Joseph R. Martinetto	Termination under Severance Plan	633,233	[3]	1,898,959	[4]	1,182,974	[4]	—		17,100	[5]	3,732,266
	Change in control	—		4,473,465	[6]	2,890,914	[6]	1,437,500	[7]	—		8,801,879
	Death or disability	—		4,473,465	[6]	2,890,914	[6]	359,375	[8]	—		7,723,754

John S. Clendening	Termination under Severance Plan	398,457	[3]	$1,076,894	[4]	$747,838	[4]	—		10,837	[5]	2,234,026
	Change in control	—		4,094,033	[6]	2,721,784	[6]	1,312,500	[7]	—		8,128,317
	Death or disability	—		4,094,033	[6]	2,721,784	[6]	328,125	[8]	—		7,143,942

James D. McCool	Termination under Severance Plan	650,122	[3]	2,334,679	[4]	$1,753,960	[4]	—		18,578	[5]	4,757,339
	Change in control	—		4,446,382	[6]	2,864,992	[6]	1,375,000	[7]	—		8,686,374
	Death or disability	—		4,446,382	[6]	2,864,992	[6]	343,750	[8]	—		7,655,124

Charles R. Schwab	Termination without cause	4,863,750	[9]	9,118,268	[10]	5,820,906	[11]	—		63,448,624	[12]	83,251,548
	Change in control	—		9,118,268	[6]	5,820,906	[6]	2,000,000	[7]	—		16,939,174
	Death	2,500,000	[13]	9,118,268	[6]	5,820,906	[6]	500,000	[8]	62,612,355	[14]	80,551,529
	Disability	1,500,000	[15]	9,118,268	[6]	5,820,906	[6]	500,000	[8]	62,612,355	[14]	79,551,529
	Resignation following a change in control	1,875,000	[16]	9,118,268	[6]	5,820,906	[6]	—		62,612,355	[14]	79,426,529
	Retirement or voluntary resignation	1,875,000	[16]	9,118,268	[11]	5,820,906	[11]	—		62,612,355	[14]	79,426,529

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2013).

The benefits payable to Mr. Schwab are based on the terms of his employment and license agreements and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other named executive officers are eligible for benefits in the event of job elimination under the Charles Schwab Severance Pay Plan (Severance Plan), and these benefits are included in amounts shown for “Termination under Severance Plan.”

Stock option and RSU agreements may contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement.” As of December 31, 2013, Mr. Schwab met the eligibility criteria for retirement under certain existing equity award agreements.

PBRSU award agreements may contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions is included in amounts shown for “Termination under Severance Plan” and “Retirement” as applicable.

Cash LTIP award agreements may contain provisions for accelerated vesting due to a change in control and provisions for continued pro-rata vesting due to death or disability subject to the achievement of performance goals established at the time such awards were granted. The value of awards subject to these provisions is included in amounts shown for “change in control” and “death or disability.”

(2)	For stock options, the amounts shown are based on the spread between the exercise price and the closing price of a share of company common stock on December 31, 2013 ($26.00), multiplied by the number of shares subject to accelerated vesting. For RSUs, the amounts shown are based on the closing price of a share of company common stock on December 31, 2013 ($26.00), multiplied by the number of shares subject to accelerated vesting. For PBRSUs, the amounts are based on $26.00 multiplied by the target number of shares that would vest, to the extent not already forfeited, under accelerated vesting provisions (in the case of death, disability or change in control), or the number of shares that will continue to vest, to the extent not already forfeited, under continued vesting provisions (in the case of retirement or severance under the Severance Plan), subject to achievement of performance goals established at the time such awards were granted. For Cash LTIP awards, the amounts shown for accelerated vesting on change in control are the target value of the awards and the amounts shown for continued vesting on death or disability are pro-rated amounts of the target awards assuming the death or disability took place on December 31, 2013.

(3)	Includes base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit equal to base salary (at December 31, 2013 rate) for a specified period (a minimum of 7 months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance pay benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(4)	Under the Severance Plan, amounts result from vesting of outstanding long-term awards that would have vested during the 60-day notice period, accelerated vesting of outstanding stock option and RSU awards upon termination, and continued vesting of PBRSU awards that may vest during the severance period after termination.

(5)	Under the Severance Plan, amounts represent a lump-sum payment to cover part of the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(6)	Under equity award agreements, these awards become fully vested in the event of a change in control of the company or death or disability.

(7)	Under the Cash LTIP award agreements, in the event of a change in control these awards become fully vested and payouts are at the target level of performance.

(8)	Under the Cash LTIP award agreements, in the event of death or disability a pro-rated portion of these awards vests based on the number of days served during the performance period. Award payouts remain subject to achievement of performance goals.

(9)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2013 rate of $500,000) and bonus (at 2013 cash incentive of $1,121,250), to be paid in 36 monthly installments.

(10)	Under Mr. Schwab’s employment agreement, unvested stock options become fully vested upon an involuntary separation from service other than for cause.

(11)	Under equity award agreements, if the employee meets the eligibility criteria for retirement at the time of termination, stock options vest and PBRSUs continue to vest based on the achievement of the related performance goals.

(12)	Under Mr. Schwab’s employment and license agreements, includes annual installments of $4,174,157 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, and estimated cost of office space and secretarial support for 36 months of $836,269.

(13)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2013 rate of $500,000).

(14)	Under Mr. Schwab’s license agreement, represents annual installments of $4,174,157 for 15 years payable to Mr. Schwab or his estate.

(15)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2013 rate of $500,000), to be paid in monthly installments. A pro-rated bonus is not included, as it is already included in the Summary Compensation Table and is not an additional expense to the company.

(16)	Under Mr. Schwab’s employment agreement, represents $1,875,000 payable in 60 monthly installments of $31,250 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation or resignation or termination after a change in control. A pro-rated bonus is not included, as it is already included in the Summary Compensation Table and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by his or her full years of service, with a minimum of seven months and maximum of 12 months of the base salary that would have been payable to the executive officer. Pro-rated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes entitled to severance benefits under the plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except PBRSUs or similar performance-based awards, which would have vested had the officer remained employed during the severance period will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in PBRSUs to the extent performance goals are met or exceeded for the period.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2013

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
Walter W. Bettinger II	759,220 685,241 182,584 211,431 215,436 137,379 160,324 179,700 67,149 84,856 81,250	60,862 70,478 71,812 137,380 160,325 179,700 201,447 254,570 243,750 262,309 168,220 156,100	[2] [3] [4] [5] [6] [7] [8] [9] [10] [11] [12] [13]	24.37 17.38 18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12	10/1/2015 11/2/2019 3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023	—	—	485,075[15,16,17,18]	12,611,950

Joseph R. Martinetto	122,920 126,507 33,708 39,033 39,773 27,476 32,065 35,940 14,463 18,277 17,500	11,236 13,012 13,258 27,476 32,065 35,940 43,389 54,831 52,500 28,170 60,533 38,820 36,024	[2] [3] [4] [5] [6] [7] [8] [9] [10] [14] [11] [12] [13]	19.36 17.38 18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 15.08 16.40 22.67 23.12	11/3/2018 11/2/2019 3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 1/2/2023 3/1/2023 8/1/2023 11/1/2023	5,388[19]	—	105,801[15,16,17,18]	2,890,914

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
John S. Clendening	52,677 115,964 30,899 35,781 36,459 26,419 30,832 14,463 18,277 17,500	10,300 11,927 12,153 26,420 30,832 34,558 43,389 54,831 52,500 60,533 38,820 36,024	[2] [3] [4] [5] [6] [7] [8] [9] [10] [11] [12] [13]	19.36 17.38 18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12	11/3/2018 11/2/2019 3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023	—	—	104,684[15,16,17,18]	2,721,784

James D. McCool	104,457 128,041 23,981 147,591 39,326 45,539 30,934 29,589 17,265 19,353 18,750	13,109 15,180 15,468 29,590 34,532 38,705 46,488 58,747 56,250 60,533 38,820 36,024	[2] [3] [4] [5] [6] [7] [8] [9] [10] [11] [12] [13]	23.33 19.36 18.49 17.38 18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12	11/1/2014 11/3/2018 12/10/2018 11/2/2019 3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023	—	—	110,192[15,16,17,18]	2,864,992

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
Charles R. Schwab	487,466 316,266 84,270 97,584 99,432 63,406 73,996 82,938 30,991 39,164 37,500	28,090 32,528 33,144 63,406 73,996 82,939 92,976 117,494 112,500 121,066 77,640 72,047	[2] [3] [4] [5] [6] [7] [8] [9] [10] [11] [12] [13]	23.33 17.38 18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12	11/1/2014 11/2/2019 3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023	—	—	223,881[15,16,17,18]	5,820,906

(1)	Represents the market value of unvested RSUs held as of December 31, 2013 based on the closing price of a share of common stock of $26.00 on December 31, 2013.

(2)	These nonqualified stock options were granted on March 1, 2010 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These nonqualified stock options were granted on August 2, 2010 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These nonqualified stock options were granted on November 1, 2010 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These nonqualified stock options were granted on March 1, 2011 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These nonqualified stock options were granted on August 1, 2011 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	These nonqualified stock options were granted on November 1, 2011 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	These nonqualified stock options were granted on March 1, 2012 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	These nonqualified stock options were granted on August 1, 2012 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(10)	These nonqualified stock options were granted on November 1, 2012 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(11)	These nonqualified stock options were approved on January 24, 2013 under the 2004 Stock Incentive Plan with a grant date of March 1, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(12)	These nonqualified stock options were approved on January 24, 2013 under the 2004 Stock Incentive Plan with a grant date of August 1, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(13)	These nonqualified stock options were approved on January 24, 2013 under the 2004 Stock Incentive Plan with a grant date of November 1, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(14)	These nonqualified stock options were granted on January 2, 2013 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(15)	Includes PBRSU awards that were granted on November 1, 2010 and vest in increments of 25% on the first, second, third and fourth anniversary of the grant date, provided a performance goal established by the Compensation Committee for each performance period is met. For the performance period ending on September 30, 2013, the performance goal was cumulative ROCE exceeds cumulative COE. The RSUs that do not vest based on the performance for the applicable period will be forfeited. Future vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	11/1/2014	31,564

Joseph R. Martinetto	11/1/2014	5,828

John S. Clendening	11/1/2014	5,342

James D. McCool	11/1/2014	6,799

Charles R. Schwab	11/1/2014	14,568

(16)	Includes PBRSU awards that were granted on November 1, 2011 and vest in increments of 25% on the first, second, third and fourth anniversary of the grant date, provided that a performance goal of cumulative ROCE exceeding the cumulative COE for the one-year performance period preceding the vesting date is met. Any units that do not vest at the conclusion of the corresponding one-year performance period may vest at the conclusion of the fourth one-year period if the performance goal for the four-year period has been met. Any units that do not vest at the end of the fourth one-year period will be forfeited. Future vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	11/1/2014 11/1/2015	41,070 41,070

Joseph R. Martinetto	11/1/2014 11/1/2015	8,214 8,214

John S. Clendening	11/1/2014 11/1/2015	7,898 7,899

James D. McCool	11/1/2014 11/1/2015	8,846 8,846

Charles R. Schwab	11/1/2014 11/1/2015	18,955 18,956

(17)	Includes PBRSU awards that were granted on March 1, 2012 and vest in increments of 25% on the first, second, third and fourth anniversary of the grant date, provided that a performance goal of cumulative ROCE exceeding the cumulative COE for the one-year performance period preceding the vesting date is met. Any units that do not vest at the conclusion of the corresponding one-year performance period may vest at the conclusion of the fourth one-year period if the performance goal of cumulative ROCE exceeds cumulative COE for the four-year period has been met. Any units that do not vest at the end of the fourth one-year period will be forfeited. Future vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/1/2014 3/1/2015 3/1/2016	46,712 46,712 46,713

Joseph R. Martinetto	3/1/2014 3/1/2015 3/1/2016	10,061 10,061 10,062

John S. Clendening	3/1/2014 3/1/2015 3/1/2016	10,061 10,061 10,062

James D. McCool	3/1/2014 3/1/2015 3/1/2016	10,780 10,780 10,780

Charles R. Schwab	3/1/2014 3/1/2015 3/1/2016	21,560 21,559 21,560

(18)	Includes PBRSU awards that were granted on March 1, 2013 and vest in increments of 25% on the first, second, third and fourth anniversary of the grant date, provided that a target performance goal based on ROCE divided by COE for the one-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/1/2014 3/1/2015 3/1/2016 3/1/2017	50,061 50,062 50,062 50,062

Joseph R. Martinetto	3/1/2014 3/1/2015 3/1/2016 3/1/2017	11,552 11,553 11,553 11,553

John S. Clendening	3/1/2014 3/1/2015 3/1/2016 3/1/2017	11,552 11,553 11,553 11,553

James D. McCool	3/1/2014 3/1/2015 3/1/2016 3/1/2017	11,552 11,553 11,553 11,553

Charles R. Schwab	3/1/2014 3/1/2015 3/1/2016 3/1/2017	23,105 23,106 23,105 23,106

(19)	Time-based vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Joseph R. Martinetto	1/2/2014 1/2/2015 1/2/2016 1/2/2017	1,347 1,347 1,347 1,347

2013 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]

Walter W. Bettinger II	1,538,833	4,325,551	119,346	2,422,544

Joseph R. Martinetto	160,218	310,641	24,102	485,040

John S. Clendening	277,815	976,025	23,301	466,685

James D. McCool	122,599	816,057	26,423	533,425

Charles R. Schwab	881,643	6,054,243	55,083	1,118,105

(1)	The value realized on exercise of stock options as shown in this chart was calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. The market price for each transaction was determined as follows: If upon exercising nonqualified stock options, the named executive officer sold the shares acquired, the market price was determined to be the sale price. If upon exercising nonqualified stock options, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise.

(2)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day was used to value the shares.

2013 Nonqualified Deferred Compensation Table

Name[1]	Plan	Aggregate Earnings in Last Fiscal Year[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

James D. McCool	DCP2	398,072	—	1,815,694

Charles R. Schwab	DCP1	3,609,329	—	18,238,748	[3]

(1)	Mr. McCool participates in The Charles Schwab Corporation Deferred Compensation Plan II (DCP2) only, and Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only. The other named executive officers do not participate in either of the company’s deferred compensation plans. Mr. McCool and Mr. Schwab made no contributions to the deferred compensation plans in 2013. The company does not make contributions to the deferred compensation plans.

(2)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(3)	For Mr. Schwab, includes executive contributions of $6,513,138 of annual cash incentives that were previously reported as compensation to Mr. Schwab in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $11,725,610. Mr. Schwab does not currently defer compensation.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are similar to those offered under the company’s 401(k) plan, except that the self-directed brokerage feature and the company common stock funds are not available, and two additional funds offering short-term U.S. Treasury securities and inflation-protected U.S. Treasury securities are available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2013 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2013

PLAN CATEGORY	(A) SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(C) SHARES AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SHARES IN COLUMN A)
Equity compensation plans approved by stockholders	56.7	[1]	$16.75	[2]	109.4	[3]

Equity compensation plans not approved by stockholders	.4	[4]	$15.80		0

Total	57.1		$16.74		109.4

(1)	Consists of 45,787,787 stock options and 10,895,344 RSUs outstanding under the company’s 2001, 2004 and 2013 Stock Incentive Plans.

(2)	The weighted-average exercise price does not take into account awards that have no exercise price such as restricted stock or RSUs.

(3)	Consists of 67,305,720 shares (including stock options, stock appreciation rights, restricted stock, RSUs, performance stock and performance units) that may be awarded under the 2013 Stock Incentive Plan and 42,099,031 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2013 (272,103 shares were subsequently purchased at the end of this offering period).

(4)	Includes grants under the optionsXpress Holdings, Inc. 2008 Equity Incentive Plan, 2005 Equity Incentive Plan and 2001 Equity Incentive Plan (the “optionsXpress Plans”) which were assumed by the company in connection with its acquisition of optionsXpress Holdings, Inc. in 2011. There were 302,147 stock options and 102,355 RSUs outstanding under the optionsXpress Plans as of December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers and owners of 5% or more of the outstanding company common stock, as of the close of business on March 17, 2014.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				PERCENT OF OUTSTANDING SHARES
	SHARES OWNED[1]		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]

Charles R. Schwab	173,405,293	[4]	1,534,064	174,939,357	13.4%

Dodge & Cox	90,120,817	[5]	—	90,120,817	6.9%

PRIMECAP Management Company	67,797,104	[6]	—	67,797,104	5.2%

Nancy H. Bechtle	204,939		60,273	265,212	*

Walter W. Bettinger II	649,613	[7]	3,026,848	3,676,461	*

C. Preston Butcher	1,258,742	[8]	271,954	1,530,696	*

Stephen A. Ellis	22,854		2,918	25,772	*

Mark A. Goldfarb	95		335	430	*

Frank C. Herringer	142,591	[9]	60,273	202,864	*

Stephen T. McLin	136,049	[10]	167,005	303,054	*

Arun Sarin	7,233		22,450	29,683	*

Paula A. Sneed	50,130		55,029	105,159	*

Roger O. Walther	295,566	[11]	55,029	350,595	*

Robert N. Wilson	116,072		66,828	182,900	*

Joseph R. Martinetto	92,248		569,274	661,522	*

John S. Clendening	71,640		432,377	504,017	*

James D. McCool	156,277	[12]	663,359	819,636	*

Directors and Executive Officers as a Group (19 Persons)[13]	176,895,169		7,521,948	184,417,117	14.1%

* Less than 1%

(1)	This column includes shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The Charles Schwab Corporation Dividend Reinvestment Plan, ESPP and/or The SchwabPlan Retirement Savings and Investment Plan.

This column excludes RSUs held by directors under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Directors’ Deferred Compensation Plans, which do not have voting rights. Under the Directors’ Deferred Compensation Plans, the RSUs are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 17, 2014, there are no RSUs under the Directors’ Deferred Compensation Plans that are convertible within 60 days. Information on these RSUs is contained in the section under “Director Compensation.”

This column also excludes PBRSUs and RSUs held by executive officers under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan, which do not have voting rights.

(2)	Shares that can be acquired through stock option exercises within 60 days of March 17, 2014.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 17, 2014.

(4)	Includes 5,316,215 shares held by Mr. Schwab’s spouse, 38,137,941 shares held by family limited partnerships, 44,025 shares held by 188 Corp, and the following shares for which Mr. Schwab disclaims beneficial ownership: 10,185,065 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Includes 2,234,637 shares held by investment companies and managed by a wholly-owned subsidiary of the company, over which Mr. Schwab may be deemed to have shared voting and investment power and for which he disclaims beneficial ownership.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 211 Main Street, San Francisco, CA 94105.

(5)

Includes shares held by Dodge & Cox as reported on its Schedule 13G filed with the Securities and Exchange Commission on February 13, 2014. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(6)	Includes shares held by PRIMECAP Management Company as reported on its Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014. The address of PRIMECAP Management Company is 225 South Lake Avenue, Suite 400, Pasadena, CA 91101.

(7)	Includes 2,235 shares held by Mr. Bettinger’s spouse. Also includes shares held by a nonprofit public benefit corporation established by Mr. Bettinger, for which he disclaims beneficial ownership.

(8)	Includes 269,789 shares held by Mr. Butcher’s spouse.

(9)	Includes 50,625 shares held by Mr. Herringer’s spouse.

(10)	Includes shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.

(11)	Includes 31,772 shares held by Mr. Walther’s spouse.

(12)	Includes shares held by a nonprofit public benefit corporation established by Mr. McCool, for which he disclaims beneficial ownership.

(13)	In addition to the officers and directors named in this table, four other executive officers are members of this group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and other information, the company believes that during 2013 all filings with the SEC by its officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of common stock under Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (Carrie) Schwab-Pomerantz, who was employed as President of the Charles Schwab Foundation during 2013 (and presently). Ms. Schwab-Pomerantz earned approximately $458,000 in salary, bonus and benefits during 2013. She also received a grant of 3,928 RSUs and 8,646 stock options. Ms. Schwab-Pomerantz has been employed by the company for 31 years.

Stephen T. McLin, a director of the company, has a son, Stephen D. McLin, who was employed by the company in a non-executive officer, non-managerial capacity during 2013 (and presently). Mr. McLin earned approximately $123,500 in salary, bonus and benefits during 2013. Mr. McLin has been employed by the company for 20 years.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ and executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related-party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the cases of Ms. Schwab-Pomerantz and Mr. Stephen D. McLin, after initial approval, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

PROPOSALS FOUR, FIVE AND SIX:

STOCKHOLDER PROPOSALS

We have been notified that stockholder proponents intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the three stockholder proposals. Our responses are contained immediately after each proposal.

FIRST STOCKHOLDER PROPOSAL

John C. Liu, Comptroller of the City of New York, on behalf of the Boards of Trustees of the New York City Employees’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System, One Centre Street, New York, New York 10007, which hold, in the aggregate, approximately 1,419,700 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

Resolved, that the shareholders of Charles Schwab Corporation (“Charles Schwab” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

Long-term shareholders of Charles Schwab support transparency and accountability in corporate political spending. These include any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Charles Schwab contributed at least $63,966 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org) But the Company makes no mention of political activities on its website. Indeed, our Company has ranked at the bottom of the CPA-Zicklin Index of Corporate Political Accountability and Disclosure, which benchmarked the top 200 companies in the S&P 500 in the past two years, with a score of zero out of 100 in both years.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Wells Fargo, U.S. Bancorp, and State Street Corporation, that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors’ Recommendation Against and Statement of Opposition to the First Stockholder Proposal

The Charles Schwab Corporation does not make contributions with corporate funds to candidates for public office, political parties, or candidate campaign committees.

The company may make contributions to local organizations that are organized as political action committees and benefit the communities in which the company does business. Such contributions are overseen by the Office of Legislative and Regulatory Affairs and reviewed by the Audit Committee of the Board of Directors annually. These corporate contributions are subject to public reporting in accordance with applicable law.

In light of the limited, local contributions made by the company, and oversight by management and the Audit Committee, we believe this proposal is not appropriate for the company. We believe that the cost and effort to compile and report this data would outweigh its limited value to our stockholders. Stockholders have defeated this proposal or a similar one in each of the past eight years.

We recommend a vote against the first stockholder proposal.

SECOND STOCKHOLDER PROPOSAL

John C. Liu, Comptroller of the City of New York, on behalf of the Boards of Trustees of the New York City Fire Department Pension Fund and the New York City Teachers’ Retirement System, One Centre Street, New York, New York 10007, which hold, in the aggregate, approximately 1,251,100 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED:

Shareholders request that the Board of Directors adopt and enforce a policy requiring Charles Schwab Corporation (the “Company”) to disclose annually its EEO-1 data – a comprehensive breakdown of its workforce by race and gender according to 10 employment categories – on its website, beginning in 2014.

Supporting Statement

The financial services industry, of which the Company is a part, is characterized by the persistent and pervasive underrepresentation of minorities and women, particularly in senior positions.

Overall, the number of minorities and women holding management-level jobs in the financial sector did not substantially change over the 18 years from 1993 to 2011, according to May 2010 and April 2013 reports by the U.S. Government Accountability Office (GAO).

(See http://www.gao.gov/assets/660/653814.pdf; http://www.gao.gov/new.items/d10736t.pdf) In 2011, minority men and women together held only 10% of senior positions at financial firms, with African-Americans holding 2.7%, Hispanics 3.3%, and Asians 4.1%. Additionally, in 2008, the most recent such data provided by the GAO, white men held 64% of senior jobs, more than twice as many as white women, who held only 27%.

Citing data from the 2010 GAO report, SEC Commissioner Luis A. Aguilar observed in a 2011 speech that “the lack of diversity in the securities industry is particularly acute. …Clearly, the industry must do substantially better.”

Commissioner Aguilar’s concerns are borne out by numerous studies suggesting that companies with comprehensive diversity policies and programs, and strong leadership commitment to implementation, enhance their long-term value. These companies reduce potential legal and reputational risks associated with workplace discrimination and build reputations as fair employers. Equally important, the varied perspectives of a diverse workforce can provide a competitive advantage in terms of creativity and innovation, while eliminating the limitations of “groupthink.” Diversity can also spur increased productivity and lift employee morale.

Many financial firms say they are making serious efforts to recruit, retain and promote minorities and women. But without quantitative disclosure, shareholders have no way to evaluate and benchmark the effectiveness of their efforts.

Federal law requires companies with 100 or more employees to annually submit an EEO-1 Report to the Equal Employment Opportunity Commission. The report profiles a company’s workforce by race and gender according to 10 job categories, including senior management.

Disclosure of the Company’s EEO-1 data would allow shareholders to evaluate the effectiveness of its efforts to increase the diversity of its workforce throughout its ranks, and at minimal cost. In addition, we believe full disclosure of the Company’s EEO-1 data would drive management and the Board to pursue continuous improvements in the Company’s diversity programs, fully integrate diversity into its culture and practices, and strengthen its reputation and accountability to shareholders.

Many of the Company’s peers – including Citigroup, JPMorgan and Morgan Stanley – annually disclose workforce profiles based on EEO-1 data, including for senior management.

We urge shareholders to vote FOR the proposal.

Board of Directors’ Recommendation Against and Statement of Opposition to the Second Stockholder Proposal

The EEO-1 data that the proponent requests be disclosed publicly is filed in a confidential report to the Equal Employment Opportunity Commission (EEOC) on the agency’s standard form. The EEOC’s instructions to the form direct the company to solicit data from its employees with respect to gender, race and ethnicity. Those instructions also require the company to ask its employees to voluntarily self-identify their race or ethnicity and to state that “the information obtained will be kept confidential and may only be used in accordance with the provisions of applicable laws, executive orders, and regulations, including those that require the information to be summarized and reported to the federal government for civil rights enforcement.” The company provides the required notice to its employees and commits to them to keep their personal EEO-1 information strictly confidential, except as required to be reported to the federal government.

In our view, implementation of this proposal would cause the company to breach the assurances of confidentiality and privacy that it has made to its employees. The EEO-1 data requested by the proposal – “a comprehensive breakdown of its workforce by race and gender according to 10 employment categories” – would reveal the information that employees have confidentially shared with the company about the racial and ethnic groups with which they primarily identify. The company reports this information in 14 race/ethnicity and gender combinations that are further broken down by specifying the employees’ job classifications (with 10 employment categories) and their work locations. We are concerned about the impact on our employees from public disclosure of data that we have asked them to share voluntarily on assurances that it will be maintained in confidence.

We believe that this proposal would undermine the company’s ability to recruit and retain a diverse workforce. The diversity of the company’s workforce includes the recognition of each individual’s unique heritage and self-understanding. According to the U.S. Census, over nine million Americans self-reported multiple races on the 2010 Census, an increase of 32% over the 2000 Census. Other respondents indicated only the racial or ethnic group with which they primarily identified. Presumably, employees’ responses on an EEO-1 form would match their self-identification on a Census form. The company does not require its employees to disclose to the world their racial and ethnic group identifications, and the company believes that it can best recruit and retain a diverse and competitive workforce and promote diversity in the workplace by honoring its commitment to keep this personal information confidential. In addition, this proposal does little to assist investors in evaluating the company’s effectiveness in meeting its commitment to equal opportunity in any meaningful way: EEO-1 data has been rejected by federal courts as “not sufficiently probative” for determining whether employment decisions reflect bias against a particular racial or ethnic group.

While perhaps well-intentioned, this proposal is anathema to protecting the right of employees to confidentially report their racial and ethnic heritages, the integrity of the process for gathering diversity data, and the company’s ability to recruit and retain a diverse workforce.

We recommend a vote against the second stockholder proposal.

THIRD STOCKHOLDER PROPOSAL

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 414 East 12th Street, Kansas City, Missouri 64106, which holds approximately 35,200 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED:

The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2014 annual meeting.

SUPPORTING STATEMENT

The Charles Schwab Corporation (“Company”) allows named executive officers to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a change of control as of December 31, 2012 could have accelerated the vesting of $16.5 million worth of long-term equity awards to the Company’s five named executive officers, with the CEO Walter W. Bettinger II entitled to $7.9 million in accelerated equity.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Board of Directors’ Recommendation Against and Statement of Opposition to the Third Stockholder Proposal

Equity awards are granted under the company’s 2013 Stock Incentive Plan (the “2013 Plan”), which was approved by over 94% of the company’s stockholders at last year’s annual meeting. The 2013 Plan does not provide for automatic acceleration of equity awards upon a change in control. It authorizes the Compensation Committee, which is composed entirely of independent directors, to determine the terms of equity awards, including the treatment of the awards upon a change in control.

Given its responsibility for the company’s executive compensation programs, the Compensation Committee should have the discretion provided in the 2013 Plan to establish terms for equity awards that are consistent with the company’s executive compensation program. The executive compensation program is designed to attract, motivate and retain talented, highly capable executive officers and align their interests with the long-term interests of stockholders. Equity awards are a significant portion of each named executive officer’s total compensation. Denying the Compensation Committee the flexibility to establish key terms of awards interferes with a principal component of the company’s executive compensation program. The Compensation Committee needs the flexibility to respond to changing market conditions and compensation practices at peer companies and the discretion to structure executive compensation in a manner that protects the company’s ability to attract and retain executive talent.

This discretion to accelerate equity awards could be essential to align the interests of the named executive officers with those of stockholders in maximizing stockholder value in connection with a potential change in control transaction. Equity awards that vest upon a change in control give executives the same opportunity as other stockholders to realize the economic benefits of a transaction. Accelerated vesting helps assure that the named executive officers remain with the company to provide strategic leadership and continuity during the execution of the transaction. The Compensation Committee should have the discretion to incent these officers to focus on completing the transaction successfully during a critical period where they might otherwise be distracted by considering other employment opportunities rather than facing continued uncertainty. Removing discretion to accelerate awards also could result in disparate treatment between the named executive officers and other company employees, which could serve to undermine the smooth and successful completion of a transaction.

The Compensation Committee reviews many factors when reviewing executive compensation and exercising its discretion with respect to the terms of equity awards, including the performance of the individual officer, company performance, the economic environment, the company’s ability to attract and motivate executive officers, and the long-term objectives of the company and its stockholders. The Compensation Committee makes determinations annually based on its review, including the amount of long-term equity, the mix of long-term equity (including the proportion of stock options and performance-based restricted stock units), and performance goals with respect to performance-based restricted stock units. Eliminating this discretion with respect to a key term for equity awards is inconsistent with the terms of the 2013 Plan and does not serve the best interests of the company or its stockholders.

We recommend a vote against the third stockholder proposal.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, and on the three stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, or the three stockholder proposals, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II and Carrie E. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the four named nominees for directors,

•	for the ratification of the selection of independent auditors,

•	for the advisory approval of named executive officer compensation,

•	against the stockholder proposal on political contributions,

•	against the stockholder proposal on annual disclosure of EEO-1 data,

•	against the stockholder proposal on accelerated vesting upon a change in control, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Ms. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Ms. Dwyer will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the internet before 12:00 p.m., Central Time, on May 14, 2014, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger and Ms. Dwyer can vote your shares for a substitute nominee. They cannot vote for more than four nominees.

How many votes are needed for the ratification of independent auditors and the advisory approval of named executive officer compensation?

The ratification of independent auditors and the advisory approval of named executive officer compensation will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

How many votes are needed for the three stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the advisory approval of named executive officer compensation, and the stockholder proposals are not.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its clients’ unvoted shares on routine matters. However, as the company’s subsidiary, when it is voting on company proposals, it can vote unvoted company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A trustee under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares. Specifically, the trustee will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor_relations by clicking on “Financial Reports & SEC Filings” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting our Investor Relations Hotline at (415) 667-1959.

Voting results are tabulated and certified by our transfer agent, Wells Fargo Bank, N.A.

INFORMATION ABOUT THE PROXY STATEMENT AND PROPOSALS

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

The company has retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the annual meeting at an estimated fee of $12,500 plus reasonable out of pocket expenses. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

How do I submit a stockholder proposal for next year’s annual meeting?

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than November 28, 2014. If you want to submit a proposal for action at next year’s annual meeting that is not to be included in our proxy statement, pursuant to our bylaws, you must deliver it to the Corporate Secretary no earlier than February 14, 2015 and no later than March 16, 2015, and such proposal must be, under Delaware General Corporation Law, an appropriate subject for stockholder action.

The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 667-9979 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

By Order of the Board of Directors,

CARRIE E. DWYER
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

MARCH 28, 2014 SAN FRANCISCO, CALIFORNIA

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1(a) through 1(d), 2 and 3,

and “AGAINST” Proposals 4 through 6.

Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1(a)	Frank C. Herringer	☐	☐	☐	1(c)	Roger O. Walther	☐	☐	☐

1(b)	Stephen T. McLin	☐	☐	☐	1(d)	Robert N. Wilson	☐	☐	☐
Please fold here – Do not separate

2.	Ratification of independent auditors	☐	For	☐	Against	☐	Abstain

3.	Advisory approval of named executive officer compensation	☐	For	☐	Against	☐	Abstain

4.	Stockholder proposal regarding political contributions	☐	For	☐	Against	☐	Abstain

5.	Stockholder proposal regarding annual disclosure of EEO-1 Data	☐	For	☐	Against	☐	Abstain

6.	Stockholder proposal regarding accelerated vesting upon change in control	☐	For	☐	Against	☐	Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(d), 2 AND 3, AND AGAINST PROPOSALS 4 THROUGH 6; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR CARRIE E. DWYER IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 15, 2014

2:00 p.m. (Pacific Time)

211 Main Street

San Francisco, CA 94105

The Annual Meeting of Stockholders also will be hosted as a virtual event via the internet.

To attend the meeting via the internet, visit www.schwabevents.com/corporation.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 15, 2014:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com.

211 Main Street	proxy
San Francisco, CA 94105

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2014.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(d), 2 and 3, and “AGAINST” Proposals 4 through 6.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or Carrie E. Dwyer with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/schw	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (CT) on	vote your proxy until 11:59 p.m. (CT)	postage-paid envelope provided.
May 14, 2014.	on May 14, 2014.

Please have your proxy card and

the last four digits of your Social Security

Number or Tax Identification Number available.

Follow the simple instructions to obtain your

records and create an electronic ballot.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.